Filed pursuant to Rule 433

March 7, 2013

Relating to

Preliminary Prospectus Supplement dated March 7, 2013 to

Prospectus dated March 1, 2012

Registration Statement No. 333-179835-02

Carolina Power & Light Company

d/b/a Progress Energy Carolinas, Inc.

First Mortgage Bonds,

$500,000,000 4.10% Series due 2043

Pricing Term Sheet

Issuer:	Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc.

Trade Date:	March 7, 2013

Settlement Date:	March 12, 2013; T + 3

Interest Payment Dates:	March 15 and September 15, beginning on September 15, 2013

Ratings (Moody’s/S&P/Fitch)*:	A1 (stable) / A (negative) / A+ (stable)

Security Description:	First Mortgage Bonds, 4.10% Series due 2043

Principal Amount:	$500,000,000

Maturity Date:	March 15, 2043

Issue Price:	99.265% of Principal Amount

Coupon:	4.10%

Benchmark Treasury:	2.75% due November 15, 2042

Benchmark Treasury Yield:	3.213%

Spread to Benchmark Treasury:	+93 bps

Yield to Maturity:	4.143%

Redemption Provisions/ Make-Whole Call:	At any time before six months prior to maturity, redeemable at the Treasury Rate +15 bps. At any time on or after six months prior to maturity, redeemable at par.

CUSIP / ISIN:	144141 DD7 / US144141DD73

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC RBS Securities Inc.

Senior Co-Manager	China International Capital Corporation Hong Kong Securities Limited (with CICC US Securities, Inc. acting as its selling agent in the United States)

Co-Managers:	KeyBanc Capital Markets Inc. PNC Capital Markets LLC U.S. Bancorp Investments, Inc. The Williams Capital Group, L.P.

*	Security ratings are not recommendations to buy, sell or hold securities. The ratings are subject to change or withdrawal at any time by the respective credit rating agencies.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888)-603-5847, BNP Paribas Securities Corp. at (800) 854-5674, Credit Suisse Securities (USA) LLC at (800) 221-1037, or RBS Securities Inc. toll free at (866) 884-2071.

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